Exhibit 99.1

SPX Technologies Announces Appointment of Mark Carano as Chief Financial Officer

CHARLOTTE, N.C., Dec. 07, 2022 (GLOBE NEWSWIRE) -- SPX Technologies, Inc. (“SPX Technologies,” or “SPX”) (NYSE:SPXC) today announced the appointment of Mark A. Carano as Vice President, Chief Financial Officer and Treasurer, effective January 3, 2023. Mr. Carano joins SPX Technologies with extensive executive experience in finance, accounting, strategy, and business development, including senior leadership roles in public companies.

Gene Lowe, President and CEO, commented, “We are very pleased to welcome Mark to the SPX Technologies team. His impressive track record as a public-company CFO, and his strong background in engineered products and growth investments are an excellent fit with SPX’s growth and operational excellence initiatives. His depth of experience in strategy, finance, and business development helps position SPX for further success as we continue to pursue our value creation roadmap.”

Mr. Carano joins SPX from Insteel Industries, Inc, a publicly-traded manufacturer of steel wire reinforcing products for concrete construction applications (NYSE: IIIN), where he served as Senior Vice President, Chief Financial Officer and Treasurer. Before joining Insteel, he served as Chief Financial Officer of Big River Steel LLC, a private equity-owned manufacturer of steel products, from 2019 until its sale to U.S. Steel in 2020. Prior to Big River Steel, Mr. Carano served in senior management roles with Babcock & Wilcox, a publicly-held manufacturer of industrial technology, from 2013 to 2018, including Senior Vice President, Finance and Controller of their Industrial Segment and Senior Vice President, Corporate Development and Treasurer.

Mr. Carano also spent 14 years in investment banking, serving in roles of increasing seniority at First Union Securities, Deutsche Bank, Merrill Lynch, and BofA Merrill Lynch. He earned a bachelor’s of arts degree from Vanderbilt University and a master's degree in business administration from Northwestern University's Kellogg Business School.

About SPX Technologies: SPX Technologies is a diversified, global supplier of highly engineered products and technologies, holding leadership positions in the HVAC and detection and measurement markets. Based in Charlotte, North Carolina, SPX Technologies has more than 3,100 employees in 15 countries. SPX Technologies is listed on the New York Stock Exchange under the ticker symbol “SPXC.” For more information, please visit www.spx.com.

Investor and Media Contacts:
Paul Clegg, VP, Investor Relations and Communications
Garrett Roelofs, Assistant Manager, Investor Relations
Phone: 980-474-3806
E-mail: spx.investor@spx.com

Source: SPX Technologies, Inc.